                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement             [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[ ] Definitive proxy statement

[X] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         FLAGSHIP ADMIRAL FUNDS INC.
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                (Name of Registrant as Specified in Its Charter)
                         FLAGSHIP ADMIRAL FUNDS INC.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid
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

                                                                     NUVEEN LOGO

November 13, 1998

Dear Flagship Utility Income Fund Shareholder:

On November 12, 1998, the Flagship Utility Income Fund held a special shareholder meeting to approve changes to the organization and operation of the fund. We adjourned the meeting until December 3, 1998 for certain proposals because we did not receive enough votes to approve these proposals. The adjournment will give us more time to solicit the necessary votes to pass the proposals.

YOUR VOTE MAKES A DIFFERENCE. THE FUND INCURS ADDED COSTS TO MAIL PROXIES AGAIN WHEN NOT ENOUGH SHAREHOLDERS VOTE. THE PROPOSALS ARE EXPECTED TO ENABLE THE FUND TO OPERATE MORE EFFICIENTLY AND ENHANCE ITS ABILITY TO MEET ITS OBJECTIVES. THE FUND'S BOARD OF DIRECTORS HAS APPROVED THE PROPOSALS AND UNANIMOUSLY RECOMMENDS YOU VOTE IN FAVOR OF THEM.

We have enclosed a brief recap of the most commonly asked questions about the proposals to help you make an informed decision. PLEASE TAKE A MOMENT TO REVIEW THE PROXY MATERIALS AND THEN RETURN YOUR SIGNED PROXY CARD IN THE PREPAID ENVELOPE. You may receive a follow up phone call to verify receipt of the materials and to help you answer any questions.

Thank you for your continued confidence in Nuveen and our family of investments. If you have any questions, please call Nuveen at (800) 257-8787.

Sincerely,

/s/ Tim Schwertfeger
-----------------------
Timothy R. Schwertfeger
Chairman of the Board

                 IMPORTANT INFORMATION FOR SHAREHOLDERS OF THE
                          FLAGSHIP UTILITY INCOME FUND

The following is a brief overview of the proposals to be voted upon at the November 12, 1998 shareholder meeting. It should be read in conjunction with your fund's proxy statement, which was mailed to you earlier. If you would like another copy of the proxy statement, please call us at the number listed below.

                          YOUR VOTE IS VERY IMPORTANT.

If you have not already done so, please fill out and return the enclosed proxy card in a timely fashion. Thank you for your support of the Nuveen family of mutual funds.

Q. WHY IS A SPECIAL SHAREHOLDER MEETING BEING HELD?

A.The Board of Directors of the Flagship Utility Income Fund has called a special shareholder meeting for November 12, 1998 at which you will be asked to vote on a series of proposed changes to your fund. These changes are designed primarily to enhance the fund's ability to achieve its stated investment objectives of current income and long-term growth of income and capital.

Q. WHY ARE THESE CHANGES BEING RECOMMENDED?

A.The purposes of the proposed changes are to enable you to benefit from:

- (i) EXPANDED INVESTMENT FLEXIBILITY by eliminating the fund's policy of concentrating its portfolio in utility securities;

- (ii) ENHANCEMENT OF THE FUND'S ABILITY TO DISTRIBUTE ITS SHARES by making the fund's 12b-1 Plan more attractive to dealers, potentially creating greater economies of scale and over time lowering operating costs through increased fund assets; and

- (iii) INCREASED OPERATING AND POTENTIAL COST EFFICIENCIES by standardizing the fund's corporate structure with other Nuveen Mutual Funds.

  The fund's Board of Directors has unanimously agreed that these proposals are in your best interests and recommends that you vote in favor of them.

Q. HOW ARE THE FUND'S INVESTMENT POLICIES CHANGING?

A.The fund would be permitted to invest a substantial portion of its assets outside the utility industry instead of concentrating its investments (at least 65%) in the utility industry. The fund's Board of Directors also approved other minor revisions to the fund's fundamental investment policies that will standardize these policies with those of other Nuveen Mutual Funds.

  Over the past five years, utility industry deregulation, increasing competition, new industry entrants, and rapid technological change have significantly altered the utility sector's historical investment characteristics. Those changes have reduced the investment opportunities in the utility sector that are consistent with the fund's objectives of current income and long-term growth of income and capital. The Board believes that permitting the fund to invest a substantial portion of its assets outside the utility industry would enhance the fund's ability to meet its investment objectives by enabling it to access the broader range of attractive investment opportunities available in today's markets. This change will enable the fund to invest in a broad range of fixed-income securities, including investment grade and high yield corporate bonds, U.S. Treasury and agency bonds, and mortgage- and asset-backed securities, and in stocks of established, well-known companies in a variety of industries that offer high current income or attractive appreciation potential.

Q. HOW ARE THE FUND'S PRICING OPTIONS CHANGING?

A.If approved, the fund's Class A and Class C 12b-1 service fee and the Class C
  12b-1 distribution fee would increase to 0.25% (from 0.20%) and 0.75% (from 0.55%), respectively, of average daily net assets. These changes are expected to enhance the fund's ability to distribute its shares by standardizing the fund's 12b-1 service and distribution fees with those of Nuveen's other taxable funds and by aligning those fees with competitive funds having comparable investment objectives and policies. Expanded distribution is expected to increase fund assets, thereby helping to create greater economies of scale that over time are expected to reduce fund operating costs by more than the increase in 12b-1 fees.

  For example, certain variable fund expenses (like expenses associated with printing fund prospectuses) would be reduced as a percentage of fund assets as asset levels increase. In addition, the fund's fixed costs (for example, audit fees) would be spread over a larger asset base as asset levels increase. The fund will also be expanding the range of available pricing options by offering Class B and Class R shares.

Q. HOW WILL THE PROPOSED CHANGES AFFECT MANAGEMENT FEES AND ANNUAL FUND OPERATING EXPENSES?

A.The fund's Board of Directors has approved a proposed increase in the management fee to 0.75% (from 0.50%) of average daily net assets. This proposed increase reflects the increased research and portfolio management resources required to manage the fund under its proposed investment policy and will align management fee levels with the industry average for competitive funds having comparable investment objectives and policies. At the same time, Nuveen has voluntarily agreed to reimburse the fund through at least July 31, 1999 so that the fund's expenses (other than Rule 12b-1 fees) would be capped at 0.95% of average net assets. This expense level would be less than the current annual expenses (not including Rule 12b-1 fees) of 1.15%. Total fund expenses (including Rule 12b-1 fees) net of expense reimbursements on an annual basis are expected to decline approximately 0.15% for Class A shareholders and increase 0.05% for Class C shareholders. See the tables below for an illustration of the effect of the proposal.

    ------------------------------------------------------------------------------------------------------
                                                                               JUNE 30, 1998
                                                                   CURRENT         PROPOSED AGREEMENT
                              CLASS A                             AGREEMENT    AFTER WAIVERS/REIMBURSEMENT
    ------------------------------------------------------------------------------------------------------
    Management fee                                                .50%         .75%
    Other expenses                                                .65%         .20%
    Total expenses other than 12b-1 fees                          1.15%        .95%
    12b-1 fee                                                     .20%         .25%
    Total fund operating expenses including 12b-1 fees            1.35%        1.20%

    ------------------------------------------------------------------------------------------------------
                                                                               JUNE 30, 1998
                                                                   CURRENT         PROPOSED AGREEMENT
                              CLASS C                             AGREEMENT    AFTER WAIVERS/REIMBURSEMENT
    ------------------------------------------------------------------------------------------------------
    Management fee                                                .50%         .75%
    Other expenses                                                .65%         .20%
    Total expenses other than 12b-1 fees                          1.15%        .95%
    12b-1 fee                                                     .75%         1.00%
    Total fund operating expenses including 12b-1 fees            1.90%        1.95%

Q. WILL I HAVE TO PAY ANY FEES OR EXPENSES IN CONNECTION WITH THE PROPOSED CHANGES?

A.You will pay no fees or sales charges directly in connection with the implementation of the proposed changes. However, the costs associated with the shareholder meeting will be borne by the fund. These costs are estimated to be approximately $0.03 per share. The fund's Board of Directors believes these costs will be more than offset by the increased performance potential created by the fund's enhanced ability to meet its investment objectives.

Q. WHY IS A REORGANIZATION OF THE FUND BEING RECOMMENDED?

A.The proposed tax-free reorganization of the fund's corporate structure will standardize the fund's organizational structure with those of Nuveen's other mutual funds. Standardization is designed to promote operational and potential cost efficiencies.

Q. HOW WILL THE REORGANIZATION BE EFFECTED?

A.If the reorganization is approved, the fund will transfer all of its assets and liabilities to, and fund shareholders will become holders of the same number of shares of, the Nuveen Dividend and Growth Fund, a series of Nuveen Investment Trust IV, a newly-organized Massachusetts business trust which has a different Board of Trustees than the fund's current Board. As part of the reorganization, Nuveen Institutional Advisory Corp., an affiliate of the fund's current investment adviser, Nuveen Advisory Corp., will become the fund's investment adviser. THE REORGANIZATION WILL NOT CHANGE THE FUND'S PORTFOLIO MANAGEMENT PERSONNEL, ITS INVESTMENT OBJECTIVES AND POLICIES (OTHER THAN THE

  SPECIFIC POLICY CHANGES DESCRIBED ABOVE), OR CREATE ANY TAX CONSEQUENCES FOR EITHER THE FUND OR ITS SHAREHOLDERS.

Q. WHAT WILL HAPPEN TO THE VALUE OF MY INVESTMENT AND THE SHARES I OWN?

A.After approval and upon completion of the reorganization, all of the fund's assets will be transferred, tax-free, to the Nuveen Dividend and Growth Fund. Your fund shares will automatically convert into the same class and same number of Dividend and Growth Fund shares with the same net asset value per share. At the time of issuance, your investment in the Dividend and Growth Fund will have the same value as your investment in the Utility Income Fund on that date. Those shares will appear on your next shareholder or broker statement.

Q. WHAT SHOULD I DO WITH MY CERTIFICATES?

A.No certificates for Dividend and Growth Fund shares will be issued as part of the reorganization, although we will send you certificates upon request. If you currently own fund shares in certificate form, you will need to return these certificates to Nuveen in order to receive new certificates for your Dividend and Growth Fund shares.

Q. WILL THE REORGANIZATION CREATE ANY TAX LIABILITY FOR ME?

A.You will recognize no gain or loss on the transaction and the tax basis and holding period of the Dividend and Growth Fund shares you receive will be the same as the tax basis and holding period of your fund shares. The reorganization will not create any tax consequences for either the fund or its shareholders. In addition, the fund will consummate the reorganization only if it receives an opinion from the fund's tax counsel that the reorganization will qualify as a tax-free reorganization.

Q. CAN I EXCHANGE OR REDEEM MY FUND SHARES BEFORE THE PROPOSED CHANGES TAKE EFFECT?

A.You may exchange your fund shares for shares of any other Nuveen Mutual Fund or redeem your shares at any time. If you choose to do so, your request will be treated as a normal exchange or redemption of shares and will be a taxable transaction.

Q. WHO SHOULD I CALL FOR FURTHER INFORMATION?

A.Your financial adviser will be able to answer any questions you have about the proposed reorganization. You may also call Nuveen at 1-800-257-8787 weekdays from 7:00 a.m. to 7:00 p.m. Central time.